Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Visa Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-150426) on Form S-8 of Visa Inc. (the Company) of our report dated November 17, 2008, with respect to the consolidated balance sheet of Visa Inc. as of September 30, 2008, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows for the year ended September 30, 2008, and the consolidated balance sheet of Visa U.S.A. Inc. as of September 30, 2007, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows for each of the years in the two-year period ended September 30, 2007, and the effectiveness of internal control over financial reporting as of September 30, 2008, which report appears in the September 30, 2008 annual report on Form 10-K of the Company. Our report on the aforementioned consolidated financial statements notes that Visa U.S.A. Inc. is the accounting acquirer in the reorganization.

/s/ KPMG LLP

San Francisco, California

November 17, 2008